UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016 (April 15, 2016)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2016, Mark E. Brody resigned from the board of directors (the “Board”) of Vince Holding Corp. (the “Company”) and from the compensation committee and nominating and corporate governance committee of the Board, effective immediately.  Mr. Brody’s resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On April 15, 2016, pursuant to the Company’s certificate of incorporation, Sun Cardinal, LLC (“Sun Cardinal”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”), appointed Donald V. Roach to the Board as a Class I director, effective immediately.  Mr. Roach will fill the vacancies created by Mr. Brody’s resignation.

Mr. Roach will serve on the compensation committee and the nominating and corporate governance committee of the Board.

Mr. Roach is Group Chief Operating Officer of Sun Capital, which, through certain of its affiliates (together with Sun Capital, the “Sun Entities”), beneficially owns a majority of the Company’s common stock.

Pursuant to the Company’s certificate of incorporation, so long as the Sun Entities beneficially own at least 30% of the then outstanding shares of the Company’s common stock, Sun Cardinal has the right to designate the majority of the Board, to fix the size of the Board and to designate the chairman of the Board and the chairman of each committee of the Board.

Mr. Roach will not receive any compensation from the Company for serving on the Board.

There are no family relationships between Mr. Roach and any director, executive officer or nominees thereof of the Company.  There are no related party transactions between the Company and Mr. Roach that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: April 18, 2016	By:	/s/ David Stefko
David Stefko
Chief Financial Officer